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                                                                   EXHIBIT 10(b)

                           RENEWAL LINE OF CREDIT NOTE

$20,000,000.00                Nashville, Tennessee               August 14, 2001

         FOR VALUE RECEIVED, J. ALEXANDER'S CORPORATION (f/k/a VOLUNTEER CAPITAL CORPORATION) and J. ALEXANDER'S RESTAURANTS, INC. (f/k/a TOTAL QUALITY MANAGEMENT, INC.), Tennessee corporations (the "Maker"), jointly and severally promise to pay to the order of BANK OF AMERICA, N.A., SUCCESSOR TO NATIONSBANK, N.A., SUCCESSOR TO NATIONSBANK OF TENNESSEE, N.A. ("Payee" or "Bank of America"), the sum of Twenty Million and No/100 Dollars ($20,000,000.00), or as much thereof as may be outstanding from time to time, together with interest thereon as set forth below.

         This Note is a renewal of that certain Renewal Line of Credit Note dated March 30, 2000 in the principal amount of $20,000,000.00 which was an amendment and restatement of that certain Line of Credit Note dated March 27, 1998 from Maker to Payee in the amount of Twenty Million and No/100 Dollars ($20,000,000.00). Advances under this Note shall be governed by that certain Loan Agreement dated August 29, 1995, as amended by that Amendment to Loan Agreement dated March 27, 1998, as amended by that Second Amendment to Loan Agreement dated March 30, 2000, and as further amended by that certain Third Amendment to Loan Agreement of even date herewith ("Loan Agreement"). Subject to the provisions of the Loan Agreement, Maker may borrow, repay and reborrow and there is no limit on the number of advances against this Note as long as the total unpaid principal balance at any time outstanding does not exceed Twenty Million and No/100 Dollars ($20,000,000.00).

         From the date hereof until the stated maturity of this Note, interest shall accrue at the LIBOR Rate plus a spread of 2.0%, 2.25%, 2.5% or 3.0% depending on the Senior Debt Coverage Ratio ("SDCR") as further provided in the Loan Agreement.

         From the date hereof until the stated maturity of this Note, a non-usage fee of either .25%, .35% or .50% based upon the daily average unused amount and based on the SDCR will be paid quarterly in arrears. If the SDCR is less than or equal to 2.75 but greater than 2.5, the fee will be .50%; if the SDCR is less than or equal to 2.5 but greater than 2.25, the fee will be .35%; if the SDCR is less than or equal to 2.25, the fee will be .25%.

         Interest in arrears shall be due and payable on the first (1st) day of each month beginning on September 1, 2001. All remaining principal and interest shall become due on July 1, 2002 under the three year revolver, or July 1, 2009 if the option to convert to an additional seven (7) year term loan is exercised.

         Subject to the provisions contained herein, Maker has the option to convert this Line of Credit Note to a Term Note. Providing that Borrower is not then in default hereunder, Borrower may make a written election to convert the Line of Credit Note to a Term Note any time prior to July 1, 2002. The written election must be delivered to Payee at least thirty (30) days prior to the conversion date. After


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receipt of the election, Payee has sole discretion to determine what collateral will be required of Maker to provide security for the term loan. Payee will notify Maker whether or in what manner the term loan shall be securitized within fifteen (15) days after receiving the election. Upon conversion, there will be a conversion fee equal to one-quarter (1/4) of one percent (1%) of the then outstanding principal balance. The unpaid principal balance will then be repayable in eighty-four (84) equal monthly installments of principal with the first principal payment due thirty (30) days following the conversion date. Interest will continue to be paid monthly at the same time as the principal payment is due. Interest shall accrue on the Term Note at the Bank of America Prime Rate, as it may change from time to time or the LIBOR Rate discussed above or at a fixed rate to be determined by Payee at the time of receiving the written election. Maker shall specify the interest rate option (Prime Rate, LIBOR Rate or fixed) to be used in the conversion election.

         As used herein, the term "Bank of America Prime Rate" shall mean the fluctuating rate of interest established by Bank of America from time to time as its "Prime Rate", whether or not such rate shall be otherwise published. Such Prime Rate is established by Bank of America as an index or base rate and may or may not at any time be the best or lowest rate charged by Bank of America on any loan. If at any time or from time to time the Prime Rate increases or decreases, then the rate of interest hereunder shall be correspondingly increased or decreased effective on the day on which any such increase or decrease of the Prime Rate changes, unless otherwise herein provided. In the event that Bank of America, during the term hereof, shall abolish or abandon the practice of establishing a Prime Rate, or should the same become unascertainable, Bank of America shall designate a comparable reference rate which shall be deemed to be the Prime Rate for purposes hereof.

         For purposes hereof, the "LIBOR Rate" shall mean interest based on the Eurodollar Daily Floating Rate. The Eurodollar Daily Floating Rate is a floating rate of interest and will change on and as of the date of a change in the Eurodollar Daily Floating Rate. The period of time during which the Eurodollar Daily Floating Rate shall be applicable shall be a Eurodollar Daily Floating Rate Interest Period. "Eurodollar Daily Floating Rate" shall mean the fluctuating rate of interest equal to the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on the second preceding Business Day, as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs. If for any reason such rate is not available, the term "Eurodollar Daily Floating Rate" shall mean the fluctuating rate of interest equal to the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the one month London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on the second preceding Business Day, as adjusted from time to time in Bank's sole discretion for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs; provided, however, if more than one rate is specified on Telerate Page 3750 or on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all rates on that page.

         Interest hereunder shall be calculated based upon a 360 day year and actual days elapsed. The interest rate required hereby shall not exceed the maximum rate permissible under applicable law, and


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any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to Maker, at the option of the holder of this Note.

         All amounts due under this Note are payable at par in lawful money of the United States of America, at the principal place of business of Payee in Nashville, Tennessee, or at such other address as the Payee or other holder hereof (herein "Holder") may direct.

         Any payment not made within fifteen (15) days of its due date will be subject to assessment of a late charge equal to five percent (5%) of such payment. Holder's right to impose a late charge does not evidence a grace period for the making of payments hereunder.

         The occurrence of any of the following shall constitute an event of default under this Note: (a) the failure of Maker to timely pay any amount due Holder under this Note or any other obligation to Holder if such failure continues for ten (10) days after notice of nonpayment from Holder to Maker provided, however, that should Holder give Maker a notice of nonpayment, then for the twelve month period following such notice of nonpayment, Holder shall not be required to give Maker notice of nonpayment and Maker will be in default if it fails to make a monetary payment within ten (10) days of the due date; (b) the institution of proceedings by Maker under any state insolvency law or under any federal bankruptcy law; (c) the institution of proceedings against Maker under any state insolvency law or under any federal bankruptcy law, if such proceedings are not dismissed within sixty (60) days; (d) Maker's becoming insolvent or generally failing to pay its debts as they become due; (e) the discovery by Holder that Maker has made a material misrepresentation of financial condition in any written statement made to any present or previous Holder which remains uncured for thirty (30) days; (f) the instigation of legal proceedings against Maker for the violation of a material criminal statute; (g) the issuance of an attachment against property of Maker unless removed, by bond or otherwise, within ten (10) days; (h) the entry of a judgment against Maker that remains unsatisfied for thirty (30) days after execution may first issue;
(i) Maker's liquidation or cessation of business; (j) the occurrence of a default under the terms of any loan agreement, security agreement, deed of trust, or similar document to which Maker is a party or to which any property securing this Note is subject which results in the acceleration of an indebtedness of One Hundred Thousand and 00/100 Dollars ($100,000.00) or more; or (k) the occurrence of any of the foregoing with regard to any surety, guarantor, endorser, or other person or entity primarily or secondarily liable for the payment of the indebtedness evidenced by this Note.

         Upon the occurrence of an event of default, as defined above, Holder may, at its option and without notice, terminate any obligation to advance funds under this Note, declare all principal and interest provided for under this Note, and any other obligations of Maker to Holder, to be presently due and payable, and Holder may enforce any remedies available to Holder under any documents securing or evidencing debts of Maker to Holder. Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one. Upon default, at Holder's election, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due Holder shall bear interest at the interest rate in effect immediately before the default plus three percent (3%).


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         All amounts received for payment of this Note shall be first applied to any expenses due Holder under this Note or under any other documents evidencing or securing obligations of Maker to Holder, then to accrued interest, and finally to the reduction of principal. Prepayment of principal or accrued interest may be made, in whole or in part, at any time without penalty. Any prepayment(s) shall reduce the final payment(s) and shall not reduce or defer installments next due.

         This Note may be freely transferred by Holder.

         Maker and all sureties, guarantors, endorsers and other parties to this instrument hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waive demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law. All parties hereto waive the defense of impairment of collateral and all other defenses of suretyship.

         Maker's performance under this Note is unsecured. There will be a negative pledge on existing unencumbered assets, as further described in the Loan Agreement.

         Maker and all sureties, guarantors, endorsers and other parties hereto agree to pay reasonable attorneys' fees and all court and other costs that Holder may incur in the course of efforts to collect the debt evidenced hereby or to protect Holder's interest in any collateral securing the same.

         The validity and construction of this Note shall be determined according to the laws of Tennessee applicable to contracts executed and performed within that state. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

         The provisions of this Note may be amended or waived only by instrument in writing signed by the Holder and Maker and attached to this Note.

         Any controversy or claim between or among the parties to this Note or any related loan or collateral agreements or instruments (collectively, "Loan Documents"), including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. (J.A.M.S.), and the "special rules" set forth below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Loan Documents may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.


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         The following "Special Rules" shall apply. The arbitration shall be conducted in Nashville, Tennessee and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

         Nothing in the foregoing arbitration shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in the Loan Documents; or (ii) be a waiver by Bank of America of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the rights of Bank of America under the Loan Documents (a) to exercise self help remedies such as (but not limited to) set-off, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, possession of collateral or the appointment of a receiver. Bank of America may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to the Loan Documents. At Bank of America's option, foreclosure under a deed of trust or mortgage may be accomplished by any of the following: the exercise of a power of sale under the deed of trust or mortgage, or by judicial sale under the deed of trust or mortgage, or by judicial foreclosure. Neither this exercise or self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

         Words used herein indicating gender or number shall be read as context may require.

                           J. ALEXANDER'S CORPORATION
                           (f/k/a VOLUNTEER CAPITAL CORPORATION)


                           By:               /s/ R. Gregory Lewis
                              --------------------------------------------------

                           Title: Vice President and Chief Financial Officer
                                  ----------------------------------------------

                           J. ALEXANDER'S RESTAURANTS, INC.
                           (f/k/a TOTAL QUALITY MANAGEMENT, INC.)


                           By:              /s/ R. Gregory Lewis
                              --------------------------------------------------

                           Title:         Vice President - Finance
                                 --------------------------------------------


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